Globe Net Wireless, Corp Launches New Mobile App Utilities and Integrations for Small to Medium Sized Businesses

Hong Kong, China (FOR IMMEADIATE RELEASE) - December, 9th 2016 - Globe Net Wireless, Corp., (GNTW) (the “Company”) today announced the launch of a new suite of development utility features and integrations for the small to medium sized business mobile app market.

The President of Globe Net Wireless, Corp. Gustavo Americo Folcarelli commented, “We are pleased to announce our new BizPro Mobile Apps suite of mobile app development services for the small to medium sized business mobile app market. Our new suite of services includes a mobile customer loyalty program, geo-business directory, Ecommerce, takeout food ordering, appointment setting, geo-fencing, a push technology CRM, and PayPal payment integration. The company’s new suite of mobile app utility services includes social media and video cross platform integrations with Facebook, Twitter and YouTube.”

Mr. Folcarelli further commented, “Consumer-centric industries such as restaurants, churches, event organizers, car dealers, bars, gyms, night clubs, realtors, and retail stores are the obvious target market of our mobile apps for small to medium sized businesses.” According to Mr. Folarelli, these businesses want to build loyalty programs which can facilitate quick checkout for a purchase, leading to an increase in sales and a personalized customer experience.

About BizPro Mobile Apps

BizPro Mobile Apps was launched to provide a suite of development utility services specifically designed for the mobile business app market. The BizPro CRM features allow businesses to stay in contact with their customers in ways that were previously not available. In particular, businesses can personalize interactions and involve a plethora of customers through push notifications, location alerts, loyalty rewards, and an easy access payment system.

For more Information visit: http://globenetwireless.com/ or watch our promotional videos at http://www.bizpromobileapps.com/

Forward Looking Statements

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